Exhibit 99.1

Dear Shareholder,

FNBH Bancorp, Inc. reported a net loss of $915,000 for the quarter ended June 30, 2010.  This compares to a $12.1 million loss for the second quarter of last year and a $620,000 loss in the first quarter of 2010.  The $1.2 million second quarter 2010 provision for loan losses was significantly reduced from the $11.7 million provision for loan losses recorded for the second quarter of 2009.

At June 30, 2010, the Bank’s total capital to risk-weighted assets ratio and Tier One capital ratio were 6.24% and 4.12%, respectively.  These ratios are significantly less than minimum capital requirements imposed by the Bank’s primary regulator.  As discussed in prior shareholder letters, the terms of our Consent Order with the Office of the Comptroller of the Currency requires the Bank to maintain total capital of at least 11% of risk-weighted assets and Tier One capital equal to at least 8.50% of adjusted total assets.

On June 10, 2010, we issued a press release announcing an offering of $12 million to $18 million of Series A Convertible Perpetual Preferred Stock to accredited investors in a private placement transaction.  The shares will not pay a dividend and will be convertible into shares of the Company’s common stock at an initial conversion price of $.50 per share of common stock.  The press release also noted that the Company has received preliminary subscription agreements from its directors and executive officers to purchase $5.6 million of the securities being offered.  The offering will not be closed unless and until a minimum of $12 million in subscription funds have been received by the Company.

We continue to meet with potential investors and work with an investment banking firm to assist us in completion of this offering.  Returning the Company to a stronger capital position would enhance our ability to return to consistent profitability and provide many important benefits, including the following:

•        Satisfaction of regulatory Consent Order requirements for higher capital ratios

•        Investment of a significant amount of cash and cash equivalents into higher yielding assets

•        Substantial reduction in FDIC insurance, D&O insurance and examination fees

•        Increased new loan generation and resulting interest and fee income

•        Opportunity for balance sheet growth and recapture of deposits

•        Allow management to focus additional energy on revenue generation opportunities

Our second quarter 4.19% net interest margin remains strong and above our peer group bank average.  On balance sheet liquidity consisted of $30 million in cash and cash equivalents and $21.2 million in investment securities at quarter end.

Last year we began our series of periodic informal meetings to communicate with our shareholders.  We look forward to continuing our shareholder interaction this quarter with an informal meeting scheduled for September 23, 2010 at 10:00 a.m. in our Howell main office Community Room. We look forward to and welcome your participation.

On behalf of the entire FNBH Bancorp family, thank you for your continued commitment to community banking and your investment in our Company.   Should you have any questions or comments, please call me at 517-545-2221 or visit at our Howell main office.

Sincerely,

/s/ Ronald L. Long

Ronald L. Long

President and CEO

FNBH Bancorp, Inc.

Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
Assets	2010	2009
Cash and due from banks	$30,351,389	$36,942,636
Short term investments	96,088	101,029
Total cash and cash equivalents	30,447,477	37,043,665

Investment securities:
Investment securities available for sale, at fair value	20,197,095	22,705,612
FHLBI and FRB stock, at cost	994,950	994,950
Total investment securities	21,192,045	23,700,562

Loans held for investment:
Commercial	213,977,592	235,937,243
Consumer	17,470,104	18,777,849
Real estate mortgage	18,207,051	19,330,658
Total loans held for investment	249,654,747	274,045,750
Less allowance for loan losses	(13,857,331)	(18,665,173)
Net loans held for investment	235,797,416	255,380,577
Premises and equipment, net	7,901,552	8,091,463
Other real estate owned, held for sale	6,536,061	3,777,119
Facilities held for sale, net	60,453	60,453
Accrued interest and other assets	2,639,295	4,336,526
Total assets	$304,574,299	$332,390,365

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$57,308,801	$65,643,739
NOW	45,272,834	50,642,881
Savings and money market	68,227,070	72,297,919
Time deposits	113,379,375	121,200,201
Brokered certificates of deposit	5,323,036	5,410,951
Total deposits	289,511,116	315,195,691
Other borrowings	-	413,970
Accrued interest, taxes, and other liabilities	2,210,742	2,404,440
Total liabilities	291,721,858	318,014,101

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares issued and outstanding	-	-
Common stock, no par value. Authorized 7,000,000 shares at June 30, 2010 and December 31, 2009; 3,161,689 shares issued and outstanding at June 30, 2010 and 3,149,850 shares issued and outstanding at December 31, 2009	6,925,840	6,738,128
Retained earnings	5,105,571	6,641,060
Deferred directors' compensation	708,371	885,919
Accumulated other comprehensive income	112,659	111,157
Total shareholders' equity	12,852,441	14,376,264
Total liabilities and shareholders' equity	$304,574,299	$332,390,365

FNBH Bancorp, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$3,291,285	$4,113,435	$6,736,293	$8,453,826
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	195,740	348,007	406,361	716,305
Obligations of states and political subdivisions	69,681	116,543	142,958	267,478
Other securities	6,016	6,602	10,809	16,161
Interest on certificates of deposit	-	49,187	-	100,004
Interest on short term investments	143	3,369	232	14,256
Total interest and dividend income	3,562,865	4,637,143	7,296,653	9,568,030

Interest expense:
Interest on deposits	658,872	1,262,605	1,367,686	2,590,259
Interest on other borrowings	-	7,698	1,174	49,974
Total interest expense	658,872	1,270,303	1,368,860	2,640,233

Net interest income	2,903,993	3,366,840	5,927,793	6,927,797
Provision for loan losses	1,200,000	11,696,853	2,400,000	12,896,853
Net interest income (deficiency) after provision for loan losses	1,703,993	(8,330,013)	3,527,793	(5,969,056)

Noninterest income:
Service charges and other fee income	780,621	845,306	1,554,894	1,541,018
Trust income	57,819	86,096	129,390	167,866
Gain on available for sale securities	-	76,504	-	76,504
Other	(1,582)	800	(135)	2,118
Total noninterest income	836,858	1,008,706	1,684,149	1,787,506

Noninterest expense:
Salaries and employee benefits	1,306,658	1,735,612	2,705,905	3,427,351
Net occupancy expense	255,547	251,149	539,921	586,968
Equipment expense	83,583	89,179	173,733	196,196
Professional and service fees	437,324	520,274	827,705	1,039,208
Printing and supplies	38,981	50,893	73,778	94,905
Computer service fees	116,664	119,160	233,765	225,811
Amortization expense	64,284	68,478	130,328	134,497
Director fees	16,125	20,689	33,075	44,042
FDIC assessment fees	360,493	464,688	716,854	779,895
Insurance	182,744	150,609	344,022	206,593
Loan collection and foreclosed property expenses	164,955	184,882	431,380	283,359
Net loss on sale/writedown of OREO and repossessions	141,513	414,533	172,763	594,529
Other	226,783	217,074	364,976	444,488
Total noninterest expense	3,395,654	4,287,220	6,748,205	8,057,842

Loss before federal income taxes	(854,803)	(11,608,527)	(1,536,263)	(12,239,392)

Federal income tax expense (benefit)	60,542	467,486	(774)	467,486
Net loss	$(915,345)	$(12,076,013)	$(1,535,489)	$(12,706,878)

Per share statistics:
Basic and Diluted EPS	$(0.29)	$(3.82)	$(0.48)	$(4.02)
Dividends	$-	$-	$-	$-
Basic average shares outstanding	3,191,928	3,163,491	3,190,668	3,158,804
Diluted average shares outstanding	3,191,928	3,163,491	3,190,668	3,158,804